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                                                                    EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-85406) and S-8 (Nos. 333-39756, 333-39758,
333-40202, 333-87794, and 333-115463) of Visteon Corporation of our report dated March 16, 2005, except for the restatement described in Note 2 to the consolidated financial statements and the matter described in the penultimate paragraph of Management's Report on Internal Control Over Financial Reporting, as to which the date is November 22, 2005, relating to the financial statements, financial statement schedule, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.



/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
November 22, 2005